Exhibit 99.1

The Chefs’ Warehouse Reports Fourth Quarter and Fiscal Year 2013 Financial Results

Net Sales Increased 35.6% in the Fourth Quarter of 2013

Ridgefield, CT, March 4, 2014 – The Chefs’ Warehouse, Inc. (NASDAQ: CHEF), a premier distributor of specialty food products in the United States, today reported financial results for its fourth quarter and fiscal year ended December 27, 2013.

Financial highlights for the fourth quarter of 2013 compared to the fourth quarter of 2012:

•	Net sales increased 35.6% to $193.4 million for the fourth quarter of 2013 from $142.6 million for the fourth quarter of 2012.

•	Net income available to common stockholders was $4.8 million for the fourth quarter of 2013 compared to $3.6 million for the fourth quarter of 2012.

•	Earnings per diluted share available to common stockholders was $0.19 for the fourth quarter of 2013 compared to $0.17 for the fourth quarter of 2012.

•	Modified pro forma earnings per diluted share available to common stockholders[1], was $0.22 per diluted share for the fourth quarter of 2013 compared to $0.23 per diluted share for the fourth quarter of 2012.

•	Adjusted EBITDA[1] increased 15.2% to $13.4 million for the fourth quarter of 2013 from $11.6 million for the fourth quarter of 2012.

“2013 was a year of significant growth and investment for the Company. We entered Cincinnati, Chicago and Canada as well as expanded our presence with center-of-the-plate and pastry offerings,” said Chris Pappas, chairman and chief executive officer of The Chefs’ Warehouse, Inc. “We are particularly excited about Allen Brothers joining the Chefs’ Warehouse family. The addition of their premium brand, presence in Chicago and the potential to leverage their direct-to-consumer business all present long-term opportunities for us. As we move into 2014 we expect to continue to invest in people, process and product as we build the business for the long term and enhance our brand as an elite distributor in food service.”

Fourth Quarter Fiscal 2013 Results

Net sales for the quarter ended December 27, 2013 increased approximately 35.6% to $193.4 million from $142.6 million for the quarter ended December 28, 2012. The increase in net sales was the result of the acquisitions of Queensgate Foodservice, Qzina Specialty Foods and Allen Brothers Meats during 2013, as well as organic sales growth. These acquisitions accounted for approximately $39.6 million of our year-over-year sales growth for the quarter. We also estimate that severe weather during December of 2013 negatively impacted net sales by approximately $4.0 million for the quarter. The estimated impact of Hurricane Sandy negatively impacted net sales by approximately $3.0 million in the prior year comparable quarter. Inflation was approximately 3.8% for the quarter.

Gross profit increased approximately 36.5% to $49.3 million for the fourth quarter of 2013 from $36.1 million for the fourth quarter of 2012. Gross profit margin increased approximately 16 basis points to 25.5% from 25.3%. Gross margins in our core specialty distribution businesses increased year-over-year, which were offset in large part by the previously disclosed decrease in gross margins and the impact of the accounting matter at our Michael’s Finer Meats subsidiary.

Total operating expenses increased by approximately 38.4% to $39.1 million for the fourth quarter of 2013 from $28.2 million for the fourth quarter of 2012. As a percentage of net sales, operating expenses were 20.2% in the fourth quarter of 2013 compared to 19.8% in the fourth quarter of 2012.

[1]

Please see the Consolidated Statements of Operations at the end of this earnings release for a reconciliation of EBITDA, Adjusted EBITDA, modified pro forma net income available to common stockholders and modified pro forma EPS to these measures’ most directly comparable GAAP measure.

The increase in our operating expense ratio is attributable to increased investments in management infrastructure, increased amortization expense related to the Company’s acquisitions, duplicate rent related to the Company’s Bronx, NY facility, the investigation costs related to the previously disclosed Michaels Finer Meats accounting matter and third party transaction costs, offset in part by the prior year impact of Hurricane Sandy.

Operating income for the fourth quarter of 2013 was $10.2 million compared to $7.9 million for the fourth quarter of 2012. As a percentage of net sales, operating income was 5.3% compared to 5.5% in the prior year’s fourth quarter.

Net income available to common stockholders was $4.8 million, or $0.19 per diluted share, for the fourth quarter of 2013 compared to $3.6 million, or $0.17 per diluted share, for the fourth quarter of 2012. The weighted average shares outstanding reflects the impact of the Company’s common stock offering completed in September 2013.

On a non-GAAP basis, adjusted EBITDA increased approximately 15.2% to $13.4 million in the fourth quarter of 2013 compared to $11.6 million in the fourth quarter of 2012. Modified pro forma net income available to common stockholders1 was $5.4 million and modified pro forma EPS was $0.22 for the fourth quarter of 2013 compared to modified pro forma net income available to common stockholders of $4.9 million and modified pro forma EPS of $0.23 for the fourth quarter of 2012.

Fiscal 2013 Results

Net sales for the fiscal year ended December 27, 2013 increased approximately 40.2% to $673.5 million from $480.3 million for the fiscal year ended December 28, 2012. The increase in net sales was the result of organic sales growth and the acquisitions of Queensgate Foodservice, Qzina Specialty Foods and Allen Brothers in 2013, as well as the full year contribution from Michael’s Finer Meats and Praml which were acquired in 2012. These acquisitions accounted for approximately $157.1 million of our net sales growth in 2013. Severe weather in the Northeast and Midwest during December 2013 negatively impacted net sales by approximately $4.0 million. Our prior year net sales were negatively impacted by approximately $3.0 million from Hurricane Sandy in the fourth quarter of 2012. Inflation for the year was approximately 3.4%.

Gross profit increased approximately 37.9% to $172.4 million for the year ended December 27, 2013 from $125.0 million for the year ended December 28, 2012. Gross profit margin decreased approximately 44 basis points to 25.6% from 26.0% in the prior year period. The decrease in gross profit margin was due in large part to the impact on our sales mix, as well as the previously disclosed decline in gross margins and the impact of the accounting matter at our Michael’s Finer Meats subsidiary.

Total operating expenses increased by approximately 41.1% to $135.8 million for the year ended December 27, 2013 from $96.2 million for the year ended December 28, 2012. As a percentage of net sales, operating expenses increased 12 basis points to 20.2% from 20.0% for 2012. The increase in our total operating expense ratio was primarily due to increased investments in management infrastructure, higher amortization expense related to the Company’s acquisitions, duplicate rent on the Company’s Bronx, NY facility, as well as investigation costs related to the Michael’s Finer Meats accounting matter and third party transaction costs. This increase was offset in part by the prior year impact of Hurricane Sandy as well as the prior year cost from the accelerated vesting of stock grants to our former Chief Operating Officer.

Operating income increased approximately 27.2% to $36.6 million for the year ended December 27, 2013 compared to $28.8 million for the year ended December 28, 2012. As a percentage of net sales, operating income was 5.4% in 2013 compared to 6.0% in 2012.

Net income available to common stockholders was $17.0 million, or $0.77 per diluted share, for the year ended December 27, 2013 compared to $14.5 million, or $0.69 per diluted share, for the year ended December 28, 2012.

On a non-GAAP basis, adjusted EBITDA increased approximately 27.2% to $46.8 million in 2013 from $36.8 million in 2012. Modified pro forma net income available to common stockholders was $17.9 million and modified pro forma EPS was $0.81 for 2013 compared to modified pro forma net income available to common stockholders of $16.7 million and modified pro forma EPS of $0.80 for 2012.

Acquisition of Allen Brothers

On December 11, 2013, the Company closed on the previously announced acquisition of Allen Brothers, an approximately $83 million in annual revenue processor and distributor of premium custom-cut steaks and other protein based in Chicago, IL. In addition to the outstanding customer relationships that Allen Brothers currently maintains, the acquisition also provides a platform to launch the Company’s Chicago business as well as introduces a new direct-to-consumer channel for the Company’s specialty products. The initial cash purchase price paid at closing for Allen Brothers was approximately $23.9 million (which includes working capital subject to customary adjustments). Additionally, the purchase price may be increased by up to $7.0 million based upon the achievement of certain performance milestones and the Company assumed approximately $2.5 million of seller liabilities.

2014 Guidance

Based on current trends in the business, the Company is providing the following financial guidance for fiscal year 2014:

•	Revenue between $810.0 million and $840.0 million.

•	Adjusted EBITDA between $50.0 million and $55.5 million.

•	Net income between $16.0 million and $18.5 million.

•	Net income per diluted share between $0.64 and $0.74.

•	Modified pro forma net income per diluted share between $0.70 and $0.80.

The above guidance is based upon an estimated effective tax rate of approximately 41.0% and an estimated fully diluted share count of 25.0 million shares.

The Company is also currently considering opening a new Chicago distribution center. Depending on timing of the signing of a lease, staffing and other ramp up costs, the expenses incurred with this initiative could be between $1.0 million and $3.0 million, based on when those plans are finalized. The Company’s 2014 guidance does not include any financial impact related to this potential new distribution center.

Conference Call

The Company will host a conference call to discuss fourth quarter and fiscal year 2013 financial results today at 5:00 p.m. ET. Hosting the call will be Chris Pappas, chairman and chief executive officer and John Austin, chief financial officer. The conference call can be accessed live over the phone by dialing (877) 705-6003 or for international callers (201) 493-6725. A replay will be available one hour after the call and can be accessed by dialing (877) 870-5176 or for international callers (858) 384-5517; the conference ID is 13576064. The replay will be available until Tuesday, March 11, 2014. The call will also be webcast live from the Company’s investor relations website (http://investors.chefswarehouse.com). A replay of the webcast will be available at this location for 30 days.

Annual Meeting of Stockholders

The Company expects to host its annual meeting of stockholders on May 16, 2014 in Ridgefield, CT.

Forward-Looking Statements

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding the Company’s business that are not historical facts are “forward-looking statements” that involve risks and uncertainties and are based on current expectations and management estimates; actual results may differ materially. The risks and uncertainties which could impact these statements include, but are not limited to, the Company’s sensitivity to general economic conditions, including the current economic environment, changes in disposable income levels and consumer discretionary spending on food-away-from-home purchases; the Company’s vulnerability to economic and other developments in the geographic markets in which it operates; the risks of supply chain interruptions due to lack of long-term contracts, severe weather or more prolonged climate change, work stoppages or otherwise; the risk of loss of customers due to the fact that the Company does not customarily have long-term contracts with its customers; changes in the availability or cost of the Company’s specialty food products; the ability to effectively price the Company’s specialty food products and reduce the Company’s expenses; the relatively low margins of the foodservice distribution industry and the Company’s sensitivity to inflationary and deflationary pressures; the Company’s ability to successfully identify, obtain financing for and complete acquisitions of other foodservice distributors and to integrate and realize expected synergies from those acquisitions; the Company’s ability to deploy the remaining net proceeds from its September 2013 common stock offering within the timeframe contemplated; the Company’s ability to open, and begin servicing customers from, a new Chicago distribution center and the expenses associated therewith; increased fuel costs and expectations regarding the use of fuel surcharges; fluctuations in the wholesale prices of beef, poultry and seafood, including increases in these prices as a result of increases in the cost of feeding and caring for livestock; the loss of key members of the Company’s management team and the Company’s ability to replace such personnel; the strain on the Company’s infrastructure and resources caused by its growth; the Company’s ability to recover its losses related to the accounting issue at its Michael’s Finer Meats subsidiary from the former owners of that business; and the results of the Company’s continuing investigation into the accounting issue involving its Michael’s Finer Meats subsidiary. Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date made. A more detailed description of these and other risk factors is contained in the Company’s most recent annual report on Form 10-K filed with the Securities and Exchange Commission on March 13, 2013 and subsequently filed quarterly reports on Form 10-Q. The Company is not undertaking to update any information in the foregoing report until the effective date of its future reports required by applicable laws. Any projections of future results of operations are based on a number of assumptions, many of which are outside the Company’s control and should not be construed in any manner as a guarantee that such results will in fact occur. These projections are subject to change and could differ materially from final reported results. The Company may from time to time update these publicly announced projections, but it is not obligated to do so.

About The Chefs’ Warehouse

The Chefs’ Warehouse, Inc. (http://www.chefswarehouse.com) is a premier distributor of specialty food products in the United States and Canada focused on serving the specific needs of chefs who own and/or operate some of the nation’s leading menu-driven independent restaurants, fine dining establishments, country clubs, hotels, caterers, culinary schools, bakeries, patisseries, chocolatiers, cruise lines, casinos and specialty food stores. The Chefs’ Warehouse, Inc. carries and distributes more than 23,200 products to more than 17,500 customer locations throughout the United States and Canada.

Contact:

Investor Relations

John Austin, (718) 684-8415

THE CHEFS’ WAREHOUSE, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

THIRTEEN AND FIFTY-TWO WEEKS ENDED DECEMBER 27, 2013 AND DECEMBER 28, 2012

(unaudited; in thousands except share amounts and per share data)

	Thirteen Weeks Ended		Fifty-Two Weeks Ended
	December 27, 2013	December 28, 2012	December 27, 2013	December 28, 2012

Net Sales	$193,387	$142,591	$673,545	$480,292
Cost of Sales	144,113	106,484	501,181	355,288

Gross Profit	49,274	36,107	172,364	125,004

Operating Expenses	39,082	28,240	135,783	96,237

Operating Income	10,192	7,867	36,581	28,767

Interest Expense	2,177	1,220	7,775	3,674
Loss on Disposal of Assets	4	15	8	18

Income Before Income Taxes	8,011	6,632	28,798	25,075

Provision for Income Tax Expense	3,175	3,028	11,808	10,564

Net Income Available to Common Stockholders	$4,836	$3,604	$16,990	$14,511

Net Income Per Share Available to Common Stockholders:
Basic	$0.20	$0.17	$0.78	$0.70
Diluted	$0.19	$0.17	$0.77	$0.69

Weighted Average Common Shares Outstanding:
Basic	24,609,345	20,734,085	21,766,743	20,612,407
Diluted	24,822,489	20,971,451	21,995,042	20,926,365

THE CHEFS’ WAREHOUSE, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

AS OF DECEMBER 27, 2013 AND DECEMBER 28, 2012

(unaudited; in thousands)

	December 27, 2013	December 28, 2012

Cash	$20,014	$118
Accounts receivable, net	76,413	56,694
Inventories, net	64,710	40,402
Deferred taxes, net	2,708	2,839
Prepaid expenses and other current assets	16,250	5,452

Total current assets	180,095	105,505

Restricted cash	5,578	11,008
Equipment and leasehold improvements, net	27,595	9,365
Software costs, net	2,259	328
Goodwill	78,026	45,359
Intangible assets, net	57,450	35,708
Other assets	3,755	2,861

Total assets	354,758	210,134

Accounts payable and accrued liabilities	33,925	33,718
Accrued liabilities	15,803	5,291
Accrued compensation	5,996	3,519
Current portion of long-term debt	6,867	5,175

Total current liabilities	62,591	47,703

Long-term debt, net of current portion	140,847	119,352
Deferred taxes, net	8,338	2,552
Other liabilities	10,917	1,245

Total liabilities	222,693	170,852

Preferred stock	—	—
Common stock	250	210
Additional paid in capital	96,973	21,005
Cumulative foreign currency translation adjustment	(215)	—
Retained earnings	35,057	18,067

Stockholders’ equity	132,065	39,282

Total liabilities and stockholders’ equity	$354,758	$210,134

THE CHEFS’ WAREHOUSE, INC.

CONDENSED CASH FLOW STATEMENTS

FOR THE FIFTY-TWO WEEKS ENDED DECEMBER 27, 2013 AND DECEMBER 28, 2012

(unaudited; in thousands)

	December 27, 2013	December 28, 2012

Cash flows from operating activities:
Net Income	$16,990	$14,511

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	2,521	2,074
Amortization	4,796	1,858
Provision for allowance for doubtful accounts	924	1,434
Deferred credits	331	302
Deferred taxes	970	(83)
Write-off of deferred financing fees	—	237
Amortization of deferred financing fees	647	446
Stock compensation	1,210	1,547
Change in fair value of earnout	(1,157)	—
Loss on asset disposal	8	18
Changes in assets and liabilities, net of acquisitions:
Accounts receivable	(5,883)	(7,739)
Inventories	395	(5,130)
Prepaid expenses and other current assets	(9,207)	(2,060)
Accounts payable and accrued liabilities	(1,411)	1,350
Other assets	(496)	(374)

Net cash provided by operating activities	10,638	8,391

Cash flows from investing activities:
Capital expenditures	(11,704)	(3,186)
Cash paid for acquisitions	(77,995)	(72,521)

Net cash used in investing activities	(89,699)	(75,707)

Cash flows from financing activities:
Change in restricted cash	5,430	(7)
Proceeds from secondary offering	75,037	—
Proceeds from new senior secured term loan	—	40,000
Proceeds from Prudential notes	100,000	—
Payment of debt	(5,271)	(30,131)
Payment of deferred financing fees	(1,230)	(1,733)
Borrowings under revolving credit line	70,800	248,258
Payments under revolving credit line	(145,800)	(190,640)
Excess tax benefits on stock compensation	30	—
Surrender of shares to pay withholding taxes	(269)	(346)

Net cash provided by financing activities	98,727	65,401

Effect of foreign currency translation on cash	230	—

Net increase (decrease) in cash	19,896	(1,915)
Cash at beginning of period	118	2,033

Cash at end of period	$20,014	$118

THE CHEFS’ WAREHOUSE, INC.

RECONCILIATION OF EBITDA AND ADJUSTED EBITDA TO NET INCOME

THIRTEEN AND FIFTY-TWO WEEKS ENDED DECEMBER 27, 2013 AND DECEMBER 28, 2012

(unaudited; in thousands)

	Thirteen Weeks Ended		Fifty-TwoWeeks Ended
	Dec 27, 2013	Dec 28, 2012	Dec 27, 2013	Dec 28, 2012

Net Income:	$4,836	$3,604	$16,990	$14,511
Interest expense	2,177	1,220	7,775	3,674
Depreciation	596	628	2,521	2,074
Amortization	1,259	809	4,796	1,858
Provision for income tax expense	3,175	3,028	11,808	10,564

EBITDA (1)	12,043	9,289	43,890	32,681

Adjustments:
Stock compensation (2)	318	213	1,210	1,548
Duplicate rent(3)	424	260	1,542	704
Cumulative impact of prior periods inventory overstatement (4)	905	—	469	—
Investigation costs (5)	312	—	312	—
Third party transaction costs (6)	574	—	574	—
Reduction of contingent liability (7)	(1,207)	—	(1,207)	—
Effect of Hurricane Sandy (8)	—	1,848	—	1,848

Adjusted EBITDA (1)	$13,369	$11,610	$46,790	$36,781

1.	We are presenting EBITDA and Adjusted EBITDA, which are not measurements determined in accordance with the U.S. generally accepted accounting principles, or GAAP, because we believe these measures provide additional metrics to evaluate our operations and which we believe, when considered with both our GAAP results and the reconciliation to net income, provide a more complete understanding of our business than could be obtained absent this disclosure. We use EBITDA and Adjusted EBITDA, together with financial measures prepared in accordance with GAAP, such as revenue and cash flows from operations, to assess our historical and prospective operating performance and to enhance our understanding of our core operating performance. The use of EBITDA and Adjusted EBITDA as peformance measures permits a comparative assessment of our operating performance relative to our performance based upon GAAP results while isolating the effects of some items that vary from period to period without any correlation to core operating performance or that vary widely among similar companies.
2.	Represents non-cash stock compensation expense associated with awards of restricted shares of our common stock to our key employees and our independent directors.
3.	Represents rent expense and other facility costs, including utilities and insurance, incurred on the renovation and expansion of our Bronx, NY distribution facility while we are unable to use the facility.
4.	Represents the cummulative prior year impact related to the inventory misstatements at Michael’s Finer Meats.
5.	Represents the costs incurred in our investigation of the accounting issue referred to in note (4) above.
6.	Represents third party transaction costs related to the Company’s acquisitions.
7.	Represents the reduction of a liability for contingent consideration related to one of the Company’s prior acquisitions due to the fact the acquired entity failed to meet specified earnings targets for fiscal 2013 as defined in the earnout agreement for that transaction.
8.	Represents our estimate of the impact of Hurricane Sandy, primarily the margin associated with lost revenue and additional bad debt expense incurred.

THE CHEFS’ WAREHOUSE, INC.

RECONCILIATION OF MODIFIED PRO FORMA NET INCOME TO NET INCOME

THIRTEEN AND FIFTY-TWO WEEKS ENDED DECEMBER 27, 2013 AND DECEMBER 28, 2012

(unaudited; in thousands except share amounts and per share data)

Adjustments to Reconcile Modified Pro Forma Net Income to Net Income (1)

	Thirteen Weeks Ended		Fifty-Two Weeks Ended
	Dec 27, 2013	Dec 28, 2012	Dec 27, 2013	Dec 28, 2012

Net Income Available to Common Stockholders	$4,836	$3,604	$16,990	$14,511

Duplicate Rent (2)	424	260	1,542	704
Write-off (adjustment) of Deferred Financing Fees (3)	—	—	(134)	237
Stock Compensation Charges (4)	—	—	—	713
Cumulative impact of prior periods inventory overstatement (5)	905	—	469	—
Investigation costs (6)	312	—	312	—
Third party transaction costs (7)	574	—	574	—
Reduction of contigent liability (8)	(1,207)	—	(1,207)	—
Effect of Hurricane Sandy (9)	—	1,848	—	1,848
Tax Effect Adjustments (10)	(399)	(962)	(638)	(1,475)
Correction of State Tax Liability (11)	—	113	—	113

Total Adjustments	609	1,259	918	2,140

Modified Pro Forma Net Income Available to Common Stockholders	$5,445	$4,863	$17,908	$16,651

Diluted Earnings per Share - Modified Pro Forma	$0.22	$0.23	$0.81	$0.80

Diluted Shares Outstanding - Modified Pro Forma (12)	24,822,489	20,971,451	21,995,042	20,926,365

1.	We are presenting modified pro forma net income available to common stockholders and modified pro forma EPS, which are not measurements determined in accordance with U.S. generally accepted accounting principles, or GAAP, because we believe these measures provide additional metrics to evaluate our operations and which we believe, when considered with both our GAAP results and the reconciliation to net income available to common stockholders, provide a more complete understanding of our business than could be obtained absent this disclosure. We use modified pro forma net income available to common stockholders and modified pro forma EPS, together with financial measures prepared in accordance with GAAP, such as revenue and cash flows from operations, to assess our historical and prospective operating performance and to enhance our understanding of our core operating performance. The use of modified pro forma net income available to common stockholders and modified pro forma EPS as performance measures permits a comparative assessment of our operating performance relative to our performance based upon our GAAP results while isolating the effects of our IPO and some items that vary from period to period without any correlation to core operating peformance.
2.	Represents rent expense and other facility costs, including utilities and insurance, incurred on the renovation and expansion of our Bronx, NY distribution facility while we are unable to use the facility.
3.	Represents write-off (adjustment) of deferred financing fees in connection with the refinancing our senior secured credit facilities in April 2012.
4.	Represents the accelerated vesting of equity grants given to our former COO upon his separation from the Company.
5.	Represents the cumulative prior year impact related to the inventory misstatements at Michael’s Finer Meats.
6.	Represents the costs incurred in our investigation of the accounting issue referred to in note (6) above.
7.	Represents third party transaction costs related to the Company’s acquisitions.
8.	Represents the reduction of a liability for contingent consideration related to one of the Company’s prior acquisitions due to the fact the acquired entity failed to meet specified earnings targets as defined in the earnout agreement for that transaction.
9.	Represents our estimate of the impact of Hurricane Sandy, primarily the margin associated with lost revenue and additional bad debt expense incurred.
10.	Represents the tax effect of items 2 through 9 above.
11.	Represents correction of 2010 state tax liability.
12.	Represents diluted shares outstanding of our common stock.

THE CHEFS’ WAREHOUSE, INC.

2014 FULLY DILUTED EPS GUIDANCE RECONCILIATION TO 2014 MODIFIED PRO FORMA

FULLY DILUTED EPS GUIDANCE(1)

(unaudited)

	Low-End	High-End
	Guidance	Guidance

Net income per diluted share	$0.64	$0.74

Duplicate facility rent(2)	0.03	0.03
Investigation costs (3)	0.02	0.02
Integration costs (4)	0.01	0.01

Modified pro forma net income per diluted share (5)	$0.70	$0.80

1.	Guidance is based upon an estimated effective tax rate of 41.0% and an estimated fully diluted share count of 25.0 million shares.
2.	Represents rent and occupancy expense expected to be incurred in connection with the renovation and expansion of our Bronx, NY facility while we are unable to utilize the facility during construction.
3.	Represents the costs expected to be incurred in our investigation of the accounting issue at Michael’s Finer Meats.
4.	Represents costs expected to be incurred to integrate and standardize Allen Brothers’ and Michael’s Finer Meats’ information technology, operations and financial systems.
5.	We are presenting estimated modified pro forma EPS, which is not a measurement determined in accordance with U.S. generally accepted accounting principles, or GAAP, because we believe this measure provides an additional metric to evaluate our currently projected results and which we believe, when considered with both our estimated GAAP results and the reconciliation to estimated net income per diluted share, provides a more complete understanding of our expectations for our business than could be obtained absent this disclosure. We use modified pro forma EPS, together with financial measures prepared in accordance with GAAP, such as revenue and cash flows from operations, to assess our historical and prospective operating performance and to enhance our understanding of our core operating performance. The use of modified pro forma EPS as a performance measure permits a comparative assessment of our expectations regarding our estimated operating performance relative to our estimated operating performance based on our GAAP results while isolating the effects of some items that vary from period to period without any correlation to core operating performance.

THE CHEFS’ WAREHOUSE, INC.

RECONCILIATION OF ADJUSTED EBITDA GUIDANCE FOR FISCAL 2014

(unaudited; in thousands)

	Low-End Guidance	High-End Guidance

Net Income:	$16,000	$18,500
Provision for income tax expense	11,300	13,000
Depreciation & amortization	10,000	10,500
Interest expense	9,000	9,500

EBITDA (1)	46,300	51,500

Adjustments:
Stock compensation (2)	1,300	1,400
Duplicate rent (3)	1,500	1,600
Investigation costs (4)	600	700
Integration costs (5)	300	300

Adjusted EBITDA (1)	$50,000	$55,500

1.	We are presenting estimated EBITDA and Adjusted EBITDA, which are not measurements determined in accordance with the U.S. generally accepted accounting principles, or GAAP, because we believe these measures provide additional metrics to evaluate our currently projected results and which we believe, when considered with both our GAAP results and the reconciliation to estimated net income, provide a more complete understanding of our expectations for our business than could be obtained absent this disclosure. We use EBITDA and Adjusted EBITDA, together with financial measures prepared in accordance with GAAP, such as revenue and cash flows from operations, to assess our historical and prospective operating performance and to enhance our understanding of our core operating performance. The use of EBITDA and Adjusted EBITDA as peformance measures permits a comparative assessment of our expectation regarding our operating performance relative to our estimated performance based upon GAAP results while isolating the effects of some items that vary from period to period without any correlation to core operating performance or that vary widely among similar companies.
2.	Represents non-cash stock compensation expense associated with awards of restricted shares of our common stock to our key employees and our independent directors.
3.	Represents rent expense incurred on the renovation and expansion of our Bronx, NY distribution facility while we are unable to use the facility.
4.	Represents the costs expected to be incurred in our investigation of the accounting issue at Michael’s Finer Meats.
5.	Represents costs expected to be incurred to integrate and standardize Allen Brothers’ and Michael’s Finer Meats’ information technology, operations and financial systems.